Exhibit 99.1

Ingevity Corporation 5255 Virginia Avenue North Charleston, SC 29406 USA www.ingevity.com

News	Contact: Jack Maurer 843-746-8242 jack.maurer@ingevity.com

Investors: Dan Gallagher 843-740-2126 daniel.gallagher@ingevity.com

Ingevity reports preliminary fourth quarter and full year 2017 financial results

FOURTH QUARTER

•	Net sales of $229.5 million were up 8.8 percent versus the prior year quarter’s sales of $210.9 million

•
Net income - favorably impacted by volume, price and mix improvements, and tax benefits from U.S. tax reform - of $47.8 million was up 309 percent versus net income in the prior year quarter of $11.7 million; net income as a percentage of sales was 20.8 percent, compared to net income as a percentage of sales of 5.5 percent in the prior year quarter

•	Diluted earnings per share were $0.97; diluted adjusted earnings per share were $0.45, excluding tax benefits from the U.S. tax reform

•
Adjusted EBITDA of $52.6 million were up 46.1 percent versus fourth quarter 2016 adjusted EBITDA of $36.0 million; adjusted EBITDA margin of 22.9 percent improved 580 basis points versus fourth quarter 2016

FULL YEAR

•	Net sales of $972.4 million were up 7.1 percent versus the prior year’s sales of $908.3 million

•
Net income - favorably impacted by higher volumes, strong operating performance, and tax benefits from U.S. tax reform - of $145.0 million was up 227 percent versus net income in the prior year of $44.4 million; net income as a percentage of sales was 14.9 percent, compared to net income as a percentage of sales of 4.9 percent in the prior year

•	Diluted earnings per share were $2.97; diluted adjusted earnings per share were $2.58, excluding tax benefits from the U.S. tax reform

•	Adjusted EBITDA of $242.7 million were up 19.9 percent versus 2016 adjusted EBITDA of $202.4 million; adjusted EBITDA margin of 25.0 percent improved 270 basis points versus 2016

2018 OUTLOOK

•	Company announces fiscal year 2018 guidance of sales between $1.070 billion and $1.130 billion and adjusted EBITDA between $285 million and $305 million

The results and guidance in this release include Non-GAAP financial measures. Refer to the section entitled “Use of Non-GAAP Financial Measures” within this release.

NORTH CHARLESTON, S.C., Feb. 20, 2018 - Ingevity Corporation (NYSE:NGVT) today reported preliminary fourth quarter net sales of $229.5 million and net income of $47.8 million, representing 20.8 percent of sales. Sales were up 8.8 percent versus $210.9 million in the prior year’s fourth quarter and net income increased 309 percent versus $11.7 million last year. Net income in the current period was favorably impacted by volume, price and mix improvements, and tax benefits recognized from the H.R. 1 - U.S. Tax Cuts and Jobs Act (U.S. tax reform). As a result of the U.S tax reform, the company recorded a one-time benefit of $24.5 million associated with the re-measurement of deferred tax liabilities. The fourth quarter diluted earnings per share were $0.97. Diluted adjusted earnings per share were $0.45 excluding certain items of $0.52 per share, which includes a benefit of $0.58 per share from U.S. tax reform. Adjusted earnings before interest, taxes, depreciation and amortization (EBITDA) of $52.6 million were up 46.1 percent versus fourth quarter 2016 adjusted EBITDA of $36.0 million. Ingevity’s fourth quarter adjusted EBITDA margin of 22.9 percent was up 580 basis points from the prior year’s fourth quarter adjusted EBITDA margin of 17.1 percent.

For the full year, net sales were $972.4 million and net income was $145.0 million, representing 14.9 percent of sales. Sales were up 7.1 percent versus $908.3 million in the prior year and net income increased 227 percent versus $44.4 million last year. Net income in the year was favorably impacted by higher volumes, stronger operating performance, and tax benefits from U.S. tax reform. The diluted earnings per share for 2017 were $2.97. Diluted adjusted earnings per share were $2.58 excluding certain items of $0.39 per share, which includes a benefit of $0.58 per share from U.S. tax reform. Adjusted EBITDA of $242.7 million were up 19.9 percent versus 2016 adjusted EBITDA of $202.4 million. Ingevity’s 2017 adjusted EBITDA margin of 25.0 percent was up 270 basis points from the prior year’s adjusted EBITDA margin of 22.3 percent.

“This was an outstanding quarter that exceeded our expectations,” said Michael Wilson. “In what is seasonally a slower quarter, we realized higher sales of Performance Chemicals’ products to pavement applications based on weather patterns that extended the paving season. What’s more, our Performance Materials segment’s sales were higher than expected due to stronger than forecast U.S. and Canadian auto demand.”

He added that, as expected, sales to oilfield customers continued to strongly rebound as U.S. drilling increased.

Wilson said that in addition to the increased volumes, the company’s earnings benefited from improved price and mix, and lower raw material costs. “As a result,” said Wilson, “we posted an increase in adjusted EBITDA of more than 46 percent.”

Looking at the full year 2017, Wilson said that the year was notable for the strong growth in the Performance Materials segment and a marked turnaround in the company’s Performance Chemicals segment. “Our adjusted EBITDA rose almost 20 percent in 2017, to 25 percent of sales, on higher revenues in automotive activated carbon products, and sales to oilfield and pavement applications, combined with lower raw material costs and a more favorable cost structure based on restructuring initiatives the company took in 2016,” he said.

“It was a great year for Ingevity,” Wilson said. “I couldn’t be more proud of our team. Our employees achieved our best-ever safety performance, executed our business plans and strategies superbly, and delivered outstanding financial results.”

Reportable Segment Financial Results

Performance Materials: Segment sales in the fourth quarter 2017 were $91.0 million, up $13.7 million, or 17.7 percent, versus the fourth quarter 2016. Segment operating profit was $32.5 million, up $10.3 million, or 46.4 percent, versus the prior year quarter segment operating profit. This translates to segment operating margin of 35.7 percent. Segment EBITDA were $37.4 million, up $10.4 million, or 38.5 percent, versus the prior year segment EBITDA. Segment EBITDA margin rose 620 basis points to 41.1 percent. Volumes, particularly in sales of “honeycomb” products to meet automotive gasoline emission standards, drove increases in revenues and earnings. Earnings were moderately impacted by higher SG&A spending.

For the full year 2017, segment sales were $349.3 million, up $48.3 million, or 16.0 percent, versus 2016. Segment operating profit was $122.0 million, up $15.1 million, or 14.1 percent, versus the prior year segment operating profit. Segment EBITDA were $141.8 million, up $18.5 million, or 15.0 percent, versus the prior year segment EBITDA.

Performance Chemicals: Segment sales in the fourth quarter 2017 were $138.5 million, up $4.9 million, or 3.7 percent, versus the fourth quarter 2016. Segment operating profit was $10.1 million, up $6.7 million, or 197.1 percent, versus the prior year quarter segment operating profit. This translates to segment operating margin of 7.3 percent. Segment EBITDA were $15.2 million, up $6.2 million, or 68.9 percent, versus the prior year quarter segment EBITDA. Segment EBITDA margin rose 430 basis points to 11.0 percent. Revenue growth in pavement and oilfield applications was partially offset by lower volumes in industrial specialties applications. Despite modest revenue growth, earnings benefited from improved price and mix and lower raw material costs.

For the full year 2017, segment sales were $623.1 million, up $15.8 million, or 2.6 percent, versus 2016. Segment operating profit was $80.3 million, up $23.6 million, or 41.6 percent, versus the prior year segment operating profit. Segment EBITDA were $100.9 million, up $21.8 million, or 27.6 percent, versus the prior year segment EBITDA.

Outlook

Ingevity announced its fiscal year 2018 guidance for sales between $1.070 billion and $1.130 billion and adjusted EBITDA between $285 million and $305 million.

“While I am pleased with our financial performance since going public in May 2016, I remain convinced that even stronger growth lies ahead of us,” said Wilson. “In 2018, at the mid-point of our guidance we expect to increase revenues by 13 percent and earnings by 22 percent.”

The company’s expected increase in revenues and earnings is attributable to the acquisition of Georgia-Pacific’s pine chemicals business, as well as lower costs for crude tall oil, both of which should benefit the company’s Performance Chemicals segment. The company also expects continued implementation of more stringent gasoline vapor emission regulations - particularly in North America - that will continue to drive solid revenue growth in the Performance Materials segment.

Ingevity: Purify, Protect and Enhance
Ingevity provides specialty chemicals and high-performance carbon materials and technologies that purify, protect and enhance the world around us. Through a team of talented and experienced people, Ingevity develops, manufactures and brings to market products and processes that help customers solve complex problems. These products are used in a variety of demanding applications, including asphalt paving, oil exploration and production, agrochemicals, adhesives, lubricants, publication inks and automotive components that reduce gasoline vapor emissions. Headquartered in North Charleston, South Carolina, Ingevity operates from 25 locations around the world and employs approximately 1,500 people. The company is traded on the New York Stock Exchange (NYSE: NGVT). For more information visit www.ingevity.com.

Additional Information
The company will host a conference call on Wednesday, Feb. 21, 2018, at 10 a.m. (Eastern Time) to discuss fourth quarter and full year 2017 fiscal results. Those who wish to participate in this event should dial 800-230-1059 (inside the U.S.) or 612-234-9959 (outside the U.S.), at least 15 minutes prior to the start of the call. In addition, a slide deck for use during the conference call will be posted on the investors section of Ingevity’s website at ir.ingevity.com shortly before the call begins. Replays will be available through March 21, 2018, and can be accessed at 800-475-6701 (inside the U.S.) or 320-365-3844 (outside the U.S.), with access code 443141.

Use of Non-GAAP Financial Measures

Ingevity has presented certain financial measures which have not been prepared in accordance with U.S. generally accepted accounting principles (GAAP). Definitions of our non-GAAP financial measures and a reconciliation to the most directly comparable financial measure calculated in accordance with GAAP are included in the financial schedules accompanying this news release, under the section entitled "Non-GAAP Financial Measures."

A reconciliation of net income to adjusted EBITDA as projected for 2018 is not provided. Ingevity does not forecast net income as it cannot, without unreasonable effort, estimate or predict with certainty various components of net income. These components, net of tax, include additional separation costs associated with the separation from WestRock; further restructuring and other income (charges); acquisition-related charges in connection with the planned acquisition of Georgia-Pacific’s pine chemical business; and revisions due to future guidance and assessment of U.S. Tax Reform. Additionally, discrete tax items could drive variability in our projected effective tax rate. All of these components could significantly impact such financial measures. Further, in the future, other items with similar characteristics to those currently included in adjusted EBITDA, that have a similar impact on comparability of periods, and which are not known at this time, may exist and impact adjusted EBITDA.

Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward looking statements generally include the words “may,” “could,” “should,” “believes,” “plans,” “intends,” “targets,” “will,” “expects,” “suggests,” “anticipates,” “outlook,” “continues,” “forecast,” “prospect,” “potential” or similar expressions. Forward-looking statements may include, without limitation, expected financial positions, results of operations and cash flows; financing plans; business strategies and expectations; operating plans; synergies and the potential benefits of the acquisition of Georgia-Pacific’s pine chemicals business (the “acquisition”); the anticipated timing of the closing of the acquisition; capital and other expenditures; competitive positions; growth opportunities for existing products; benefits from new technology and cost-reduction initiatives, plans and objectives; and markets for securities. Like other businesses, Ingevity is subject to risks and uncertainties that could cause its actual results to differ materially from its expectations or that could cause other forward-looking statements to prove incorrect. Factors that could cause actual results to materially differ from those contained in the forward-looking statements, or that could cause other forward-looking statements to prove incorrect, include, without limitation, risks related to the satisfaction of the conditions to closing the acquisition (including the failure to obtain necessary regulatory approvals) in the anticipated timeframe or at all, risks that the expected benefits from the proposed acquisition will not be realized or will not be realized in the expected time period; the risk that the businesses will not be integrated successfully; significant transaction costs; unknown or understated liabilities; general economic and financial conditions; international sales and operations; currency exchange rates and currency devaluation; compliance with U.S. and foreign regulations; attracting and retaining key personnel; conditions in the automotive market or adoption of alternative technologies; worldwide air quality standards; government infrastructure spending; declining volumes in the printing inks market; the limited supply of crude tall oil (“CTO”); lack of access to sufficient CTO; access to and pricing of raw materials; competition from producers of substitute products and new technologies; a prolonged period of low energy prices; the provision of services by third parties at several facilities; natural disasters, such as hurricanes, winter or tropical storms, earthquakes, floods, fires; other unanticipated problems such as labor difficulties including renewal of collective bargaining agreements, equipment failure or unscheduled maintenance and repair; protection of intellectual property and proprietary information; information technology security risks; government policies and regulations, including, but not limited to, those affecting the environment, climate change, tax policies and the chemicals industry; and lawsuits arising out of environmental damage or personal injuries associated with chemical or other manufacturing processes. These and other important factors that could cause actual results or events to differ materially from those expressed in forward-looking statements that may have been made in this document are and will be more particularly described in our filings with the U.S. Securities and Exchange Commission, including our Form 10-K for the year ended December 31, 2016 and our other periodic filings.  Readers are cautioned not to place undue reliance on Ingevity’s projections and forward-looking statements, which speak only as the date thereof. Ingevity undertakes no obligation to publicly release any revision to the projections and forward-looking statements contained in this announcement, or to update them to reflect events or circumstances occurring after the date of this announcement.

TABLE OF CONTENTS

FINANCIAL SCHEDULES	Page
Condensed Consolidated Statement of Operations	Financial Schedules - Page 1
Segment Operating Results	Financial Schedules - Page 2
Condensed Consolidated Balance Sheets	Financial Schedules - Page 3
Condensed Consolidated Statements of Cash Flows	Financial Schedules - Page 4
Non-GAAP Financial Measures	Financial Schedules - Page 5
Reconciliation of Adjusted Earnings (Loss)	Financial Schedules - Page 6
Reconciliation of Adjusted EBITDA	Financial Schedules - Page 7
Reconciliation of Segment EBITDA	Financial Schedules - Page 8

INGEVITY CORPORATION
Condensed Consolidated Statements of Operations

	Three Months Ended December 31,		Twelve Months Ended December 31,
In millions, except per share data (unaudited)	2017	2016	2017	2016
Net sales	$229.5	$210.9	$972.4	$908.3
Cost of sales	154.2	154.6	643.4	633.9
Gross profit	75.3	56.3	329.0	274.4
Selling, general and administrative expenses	27.9	26.9	106.4	100.3
Research and technical expenses	5.2	3.1	19.8	13.7
Separation costs	0.2	3.9	0.9	17.5
Restructuring and other (income) charges, net	0.2	2.9	3.7	41.2
Acquisition costs	3.0	—	7.1	—
Other (income) expense, net	(0.4)	0.7	0.5	(3.2)
Interest expense, net	6.5	3.7	15.8	17.9
Income (loss) before income taxes	32.7	15.1	174.8	87.0
Provision (benefit) for income taxes	(15.1)	3.4	29.8	42.6
Net income (loss)	47.8	11.7	145.0	44.4
Less: Net income (loss) attributable to noncontrolling interests	6.4	2.6	18.7	9.2
Net income (loss) attributable to Ingevity stockholders	$41.4	$9.1	$126.3	$35.2

Earnings (loss) per common share attributable to Ingevity stockholders
Basic	$0.98	$0.22	$3.00	$0.83
Diluted	$0.97	$0.22	$2.97	$0.83
Average number of shares outstanding used in the earnings (loss) per share computations (1)
Basic	42.1	42.1	42.1	42.1
Diluted	42.6	42.3	42.5	42.3
_________________
(1) On May 15, 2016, WestRock distributed 42,102 thousand shares of Ingevity's common stock to holders of its common stock. Basic and diluted earnings (loss) per share for the year ended December 31, 2016 is calculated using the weighted average number of common shares outstanding for the period beginning after the Distribution Date.

Financial Schedules - Page 1

INGEVITY CORPORATION
Segment Operating Results

	Three Months Ended December 31,		Twelve Months Ended December 31,
In millions (unaudited)	2017	2016	2017	2016
Net sales
Performance Materials	$91.0	$77.3	$349.3	$301.0
Automotive Technologies product line	82.5	68.5	312.5	263.5
Process Purification product line	8.5	8.8	36.8	37.5
Performance Chemicals	138.5	133.6	623.1	607.3
Pavement Technologies product line	25.8	19.6	163.0	148.8
Oilfield Technologies product line	19.7	15.3	77.8	58.5
Industrial Specialties product line	93.0	98.7	382.3	400.0
Total net sales	$229.5	$210.9	$972.4	$908.3

Segment operating profit
Performance Materials	$32.5	$22.2	$122.0	$106.9
Performance Chemicals	10.1	3.4	80.3	56.7
Total segment operating profit	42.6	25.6	202.3	163.6

Separation costs (1)	(0.2)	(3.9)	(0.9)	(17.5)
Restructuring and other income (charges) (2)	(0.2)	(2.9)	(3.7)	(41.2)
Acquisition costs (3)	(3.0)	—	(7.1)	—
Interest expense, net	(6.5)	(3.7)	(15.8)	(17.9)
(Provision) benefit for income taxes	15.1	(3.4)	(29.8)	(42.6)
Net (income) loss attributable to noncontrolling interests	(6.4)	(2.6)	(18.7)	(9.2)
Net income (loss) attributable to the Ingevity stockholders	$41.4	$9.1	$126.3	$35.2
_________________
(1) Represents transaction costs associated with separation of Ingevity from WestRock. These costs are primarily related to professional fees associated with separation activities within the finance, tax and legal functions.

(2) For the three and twelve months ended December 31, 2017 and 2016, respectively, the restructuring charges related to Performance Materials and Performance Chemicals as shown in the table below:
	Three Months Ended December 31,		Twelve Months Ended December 31,
In millions	2017	2016	2017	2016
Performance Materials	$—	$—	$—	$(0.8)
Performance Chemicals	(0.2)	(2.9)	(3.7)	(40.4)
Total Restructuring and other income (charges)	$(0.2)	$(2.9)	$(3.7)	$(41.2)

(3) Represents charges incurred in connection with the planned acquisition of Georgia Pacific's Pine Chemical Business.

Financial Schedules - Page 2

INGEVITY CORPORATION
Condensed Consolidated Balance Sheets

	December 31,
In millions (unaudited)	2017	2016
Assets
Cash and cash equivalents	$87.9	$30.5
Accounts receivable, net	100.0	89.8
Inventories, net	160.0	151.2
Other current assets	21.4	23.7
Current Assets	369.3	295.2
Property, plant and equipment, net	438.5	422.8
Restricted investment	71.3	69.7
Other assets	51.2	45.1
Total Assets	$930.3	$832.8
Liabilities and Equity
Accounts payable	$83.1	$79.2
Accrued expenses	20.0	19.3
Other current liabilities	50.9	38.4
Current Liabilities	154.0	136.9
Long-term debt including capital lease obligations	444.0	481.3
Deferred income taxes	41.3	69.8
Other liabilities	13.3	10.2
Total Liabilities	652.6	698.2
Equity	277.7	134.6
Total Liabilities and Equity	$930.3	$832.8

Financial Schedules - Page 3

INGEVITY CORPORATION
Condensed Consolidated Statements of Cash Flows

	Twelve Months Ended December 31,
In millions (unaudited)	2017	2016
Cash flows provided by (used in) operating activities:	$174.3	$127.9
Cash flows provided by (used in) investing activities:
Capital expenditures	(52.6)	(56.7)
Net investment in equity securities	(1.4)	—
Restricted investment	(1.6)	(69.7)
Other investing activities, net	(3.0)	—
Net cash provided by (used in) by investing activities	$(58.6)	$(126.4)
Cash flows provided by (used in) financing activities:
Net borrowings under our revolving credit facility	(111.9)	111.9
Proceeds from long-term borrowings	75.0	300.0
Debt issuance costs	(1.3)	(3.6)
Borrowings (repayments) of notes payable and other short-term borrowings, net	—	(9.4)
Tax payments related to withholdings on vested restricted stock units	(1.2)	(0.3)
Proceeds and withholdings from share-based compensation plans, net	0.5	—
Repurchases of common stock under publicly announced plan	(6.6)	—
Noncontrolling interest distributions	(12.3)	(5.4)
Cash distributed to WestRock at separation	—	(448.5)
Transactions with WestRock, net	—	51.9
Net cash provided by (used in) by financing activities	$(57.8)	$(3.4)
Increase (decrease) in cash and cash equivalents	57.9	(1.9)
Effect of exchange rate changes on cash	(0.5)	0.4

Change in cash, cash equivalents and restricted cash	57.4	(1.5)
Cash, cash equivalents, and restricted cash at beginning of period	30.5	32.0
Cash, cash equivalents, and restricted cash at end of period	$87.9	$30.5

Financial Schedules - Page 4

Ingevity Corporation

Non-GAAP Financial Measures

Ingevity has presented certain financial measures, defined below, which have not been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) and has provided a reconciliation to the most directly comparable financial measure calculated in accordance with GAAP. These financial measures are not meant to be considered in isolation or as a substitute for the most directly comparable financial measure calculated in accordance with GAAP. The company believes these non-GAAP measures provide investors, potential investors, securities analysts and others with useful information to evaluate the performance of the business, because such measures, when viewed together with our financial results computed in accordance with GAAP, provide a more complete understanding of the factors and trends affecting our historical financial performance and projected future results.

Ingevity uses the following non-GAAP measures:

Adjusted earnings (loss) is defined as net income (loss) attributable to Ingevity stockholders plus restructuring and other (income) charges, separation costs, acquisition costs and the income tax expense (benefit) on those items, less the benefit from U.S. Tax Reform.

Diluted adjusted earnings (loss) per share is defined as diluted earnings (loss) per common share attributable to Ingevity stockholders plus restructuring and other (income) charges, net per share, separation costs per share, acquisition costs per share and the income tax expense (benefit) per share on those items, less the per share tax benefit from U.S. Tax Reform.

Adjusted EBITDA is defined as net income (loss) plus provision for income taxes, interest expense, depreciation and amortization, restructuring and other (income) charges, separation costs and acquisition costs.

Adjusted EBITDA Margin is defined as Adjusted EBITDA divided by Net Sales

Segment EBITDA is defined as segment operating profit plus depreciation and amortization.

Segment EBITDA Margin is defined as Segment EBITDA divided by Net Sales.

The Company also uses the above financial measures as the primary measures of profitability used by managers of the business and its segments. In addition, the Company believes Adjusted EBITDA, Adjusted EBITDA Margin, Segment EBITDA and Segment EBITDA Margin are useful measures because they exclude the effects of financing and investment activities as well as non-operating activities. These non-GAAP financial measures are not intended to replace the presentation of financial results in accordance with GAAP and investors should consider the limitations associated with these non-GAAP measures, including the potential lack of comparability of these measures from one company to another. Reconciliations of these non-GAAP financial measures are set forth within the following pages.

A reconciliation of net income to adjusted EBITDA as projected for 2018 is not provided. Ingevity does not forecast net income as we cannot, without unreasonable effort, estimate or predict with certainty various components of net income. These components, net of tax, include additional separation costs associated with the separation from WestRock; further restructuring and other income (charges); acquisition-related charges in connection with the planned acquisition of Georgia-Pacific’s pine chemical business; and revisions due to future guidance and assessment of U.S. Tax Reform. Additionally, discrete tax items could drive variability in our projected effective tax rate. All of these components could significantly impact such financial measures. Further, in the future, other items with similar characteristics to those currently included in adjusted EBITDA, that have a similar impact on comparability of periods, and which are not known at this time, may exist and impact adjusted EBITDA.

Financial Schedules - Page 5

INGEVITY CORPORATION
Reconciliation of Non-GAAP Financial Measures

Reconciliation of Net Income (Loss) (GAAP) to Adjusted Earnings (Loss) (Non-GAAP)

	Three Months Ended December 31,		Twelve Months Ended December 31,
In millions, except per share data (unaudited)	2017	2016	2017	2016
Net income (loss)	$47.8	$11.7	$145.0	$44.4
Less: Net income (loss) attributable to noncontrolling interests	6.4	2.6	18.7	9.2
Net income (loss) attributable to Ingevity stockholders (GAAP)	41.4	9.1	126.3	35.2
Restructuring and other (income) charges (1)	0.2	2.9	3.7	41.2
Separation costs (2)	0.2	3.9	0.9	17.5
Acquisition costs (3)	3.0	—	7.1	—
Tax effect on items above	(1.2)	(1.6)	(3.6)	(5.9)
Tax benefit from U.S. Tax Reform	(24.5)	—	(24.5)	—
Adjusted earnings (loss) (Non-GAAP)	$19.1	$14.3	$109.9	$88.0

Diluted earnings (loss) per common share (GAAP)	$0.97	$0.22	$2.97	$0.83
Restructuring and other (income) charges	0.01	0.07	0.09	0.98
Separation costs	0.01	0.09	0.02	0.41
Acquisition costs	0.07	—	0.17	—
Tax effect on items above	(0.03)	(0.04)	(0.09)	(0.14)
Tax benefit from U.S. Tax Reform	(0.58)	—	(0.58)	—
Diluted adjusted earnings (loss) per share (Non-GAAP)	$0.45	$0.34	$2.58	$2.08

Average number of shares outstanding used in diluted adjusted after-tax earnings per share computations	42.6	42.3	42.5	42.3
_______________
(1) In January 2017, we initiated a reorganization to streamline our leadership team, flatten the organization and reduce costs. As a result of this reorganization, we recorded zero and $1.3 million, in severance and other employee-related costs for the three and twelve months ended December 31, 2017, respectively. During the three and twelve months ended December 31, 2017, respectively, we also recorded $0.2 million and $2.4 million of additional miscellaneous exit costs primarily associated with the exit of our Performance Chemicals' manufacturing operations in Palmeira, Santa Catarina, Brazil which began in the fourth quarter of 2016. Charges incurred during 2016 primarily related to restructuring activities within our Brazilian Performance Chemicals operations. Charges for the three months ended December 31, 2016 were comprised of miscellaneous exit costs of $2.9 million. Charges for the twelve months ended December 31, 2016 were comprised of asset write-downs, including the asset impairment charge of $30.2 million, accelerated depreciation of $0.4 million, $7.0 million in severance related charges, and miscellaneous exit costs of $3.6 million.

(2) In connection with the separation from WestRock we have incurred pre-tax separation costs. These costs were primarily related to professional fees associated with separation activities within the finance, tax and legal functions.

(3) Charges primarily relate to legal and professional fees incurred associated with the planned acquisition of Georgia Pacific's Pine Chemicals Business.

Financial Schedules - Page 6

INGEVITY CORPORATION
Reconciliation of Non-GAAP Financial Measures

Reconciliation of Net Income (GAAP) to Adjusted EBITDA (Non-GAAP)

	Three Months Ended December 31,		Twelve Months Ended December 31,
In millions (unaudited)	2017	2016	2017	2016
Net income (loss) (GAAP)	$47.8	$11.7	$145.0	$44.4
Provision (benefit) for income taxes	(15.1)	3.4	29.8	42.6
Interest expense, net	6.5	3.7	15.8	17.9
Separation costs	0.2	3.9	0.9	17.5
Depreciation and amortization	10.0	10.4	40.4	38.8
Restructuring and other (income) charges, net	0.2	2.9	3.7	41.2
Acquisition costs	3.0	—	7.1	—
Adjusted EBITDA (Non-GAAP)	$52.6	$36.0	$242.7	$202.4

Net sales	$229.5	$210.9	$972.4	$908.3
Net income (loss) margin	20.8%	5.5%	14.9%	4.9%
Adjusted EBITDA margin	22.9%	17.1%	25.0%	22.3%

Financial Schedules - Page 7

INGEVITY CORPORATION
Reconciliation of Non-GAAP Financial Measures

Reconciliation of Segment Operating Profit (GAAP) to Segment EBITDA (Non-GAAP)

In millions (unaudited)	Three Months Ended December 31,		Twelve Months Ended December 31,
Performance Materials	2017	2016	2017	2016
Segment operating profit (GAAP)	$32.5	$22.2	$122.0	$106.9
Depreciation and amortization	4.9	4.8	19.8	16.4
Segment EBITDA (Non-GAAP)	$37.4	$27.0	$141.8	$123.3
Net sales	$91.0	$77.3	$349.3	$301.0
Segment operating margin	35.7%	28.7%	34.9%	35.5%
Segment EBITDA margin	41.1%	34.9%	40.6%	41.0%

Performance Chemicals
Segment operating profit (GAAP)	$10.1	$3.4	$80.3	$56.7
Depreciation and amortization	5.1	5.6	20.6	22.4
Segment EBITDA (Non-GAAP)	$15.2	$9.0	$100.9	$79.1
Net sales	$138.5	$133.6	$623.1	$607.3
Segment operating margin	7.3%	2.5%	12.9%	9.3%
Segment EBITDA margin	11.0%	6.7%	16.2%	13.0%

Financial Schedules - Page 8